EXHIBIT 10.6 TO FORM 10

EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into this the_8th_ day of _February,_. 2008__by and between Clean Coal Technologies, Inc., a Nevada corporation (the "Company"), and Doug Hague (the "Executive").

     WHEREAS, the Company desires to employ the Executive and the Executive desires to be so employed by the Company from and after the date of this Agreement, it being specifically acknowledged by each party hereto that upon execution and delivery of this Agreement, any and all previous agreements whether in writing or oral between the Executive and Company shall be terminated and superseded by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein,

the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

     SECTION 1.1 EMPLOYMENT. The Company hereby employs the Executive as President and Chief Executive Officer of the Company. The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

     SECTION 1.2 DUTIES AND RESPONSIBILITIES. During the period of employment, Executive agrees to exclusively serve the Company as President and Chief Executive Officer and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, "Affiliates") to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the board of directors of the Company (the "Board of Directors") and of the Affiliates, as applicable, in accordance with this Agreement and in compliance with all applicable laws and regulations. Excluding periods of vacation and sick leave to which the Executive is entitled, Executive shall devote such time, energy, and skill exclusively to the business and affairs of the Company and its Affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement.

     SECTION 1.3 WORKING FACILITIES; LOCATION. The Executive shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement. The principal place of performance by the Executive of his duties hereunder shall be in Broward County, Florida, or at such other location as he may reasonably be required to travel in the performance of his responsibilities.

     SECTION 1.4 VACATIONS. The Executive shall be entitled each year during the Term, as defined below, to a vacation with full salary and benefits, for the number of weeks established by the Board of Directors, however not less than thirty (30) days.

     SECTION 1.5 EXPENSES. The Executive is authorized to incur reasonable expenses for promoting the business of the Company, as directed by the Board of Directors, including expenses for entertainment, travel and similar items. The Company will promptly reimburse the Executive for all such expenses upon the presentation by the Executive, from time to time, of an itemized account of such expenditures.  Expenses to be incurred shall be congruent with the budget.  Unforeseen expenses shall be preapproved by the Board of Directors or any executive committee created by the board prior to incurring the expenses.

     SECTION 1.6 VEHICLE ALLOWANCE. The Executive shall be paid a vehicle allowance of $750 per month or, at his election, the Company shall lease for not more than $750 per month a vehicle for the use of the Executive, the make and model of which shall be mutually agreeable to the Company and the Executive.

     SECTION 1.7 BENEFIT PLANS. From the effective date of this Agreement, the Executive shall be entitled to participate in benefit plans provided to employees of the Company or Affiliates. Such participation shall be based upon the policies established by the Board of Directors as applicable to the Executive.

SECTION 1.8 INDEMNIFICATION.  It is understood that the Company has merged with Clean Coal Systems, Inc. a Florida corporation, which had previously merged with SAMI, a Florida corporation. It is understood and agreed that the Company shall defend, hold harmless and indemnify the Executive for any action brought in a Court of competent jurisdiction as a result of those mergers. The Company will also aggressively pursue Director and Executive insurance on behalf of its Board of Directors and Officers.

ARTICLE II

COMPENSATION

     SECTION 2.1 BASE SALARY. During the Term, the Company shall pay to the Executive a base salary at the rate of $250,000 per annum for the period January 1, 2008 through December 31, 2010 and upon extension each year thereafter Executive shall receive a cost of living increase.  The pay schedule shall be the same as other company employees. It is acknowledged and agreed that at the signing of this agreement the Company is seriously under funded and as a result thereof the parties agree that the Company shall pay monthly ten Thousand Dollars ($10,000.00) with the balance accruing until such time and the Company is financially able to pay the balance due.

     SECTION 2.2 BONUS AND BONUS PLAN PARTICIPATION. The Executive may be entitled to an annual bonus for each year during the Term of this Agreement.  The amount of the percentage within that limit shall be determined in the sole discretion of the Board of Directors and shall be based on the achievements of written objectives defined by the Board of Directors.

The Executive will be eligible to participate in the Management Incentive Plan.

SECTION 2.3  STOCK BONUS .

 In consideration of executives employment with the Company, and subject to executives full and faithful performance of his duties and obligations as more specifically set forth herein during the term hereof, Executive shall be entitled to an irrevocable  stock bonus program in the following manner based upon the company’s stock valuations prior to the Company’s stock split on January 28, 2008:

Executive shall be entitled to an award of company stock equivalent to 5% of the total of issued shares of the company, apportioned equally over a three year period, (less 1 Million irrevocable shares previously awarded), in accordance with the following bonus award dates, provided he  continues to be employed by the Company on that date:

i.

33%  exercisable after December 31, 2008.

ii.

33% exercisable after December 31 2009,

iii.

33% exercisable after December 31, 2010.

In the event that Executive terminates his employment for any reason whatsoever prior to full completion with the Company prior to the vesting of that bonus  period as set forth herein above, then any such bonus  rights not yet completed and accrued shall be terminated. By way of example, in the event that Executive terminates his employment with the Company in February of 2009, then he would be ineligible to exercise the bonus for  (ii) and (iii) herein above and would only be entitled to earn his bonus in (i) herein above.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

     SECTION 3.1 TERM. This Agreement shall be for a period of three years commencing on January 01, 2008; subject, however, to termination during such period as provided in this Article (the "Term").  This Agreement shall automatically extend for two (2) terms of one (1) year each except and unless the Company shall have notified the Executive by giving sixty days prior notice that the term will not be extended.

     SECTION 3.2 TERMINATION BY THE COMPANY WITH CAUSE. The Company may terminate the Executive's employment, at any time, for cause upon ten days' written notice and opportunity for the Executive to remedy any non-compliance with the terms of this Agreement (if such non-compliance can be remedied). Grounds for termination "for cause" shall be any of the following: (i)   intentional and material breach of his duty of loyalty or care to the Company,   (ii)   gross negligence or willful misconduct in performance of his duties during the course of his employment, (iii)   persistent failure to abide by the corporate policies and procedures established by the Board of Directors;   (iv)   persistent failure to execute the reasonable and lawful instructions of the Board of Directors relating to the operation of the Company's business, and   (v)   conviction of any felony. Upon the date of termination of the Executive's employment pursuant to this Section 3.2, the Company's obligation to pay any compensation (including bonuses) shall terminate, at which time the Company shall be responsible for compensating the Executive for any unpaid salary and vacation time not taken. Subject to this exception and the obligation of the Company to compensate the Executive through the notice period, no other compensation shall be payable to the Executive should this Agreement be terminated pursuant to this Section 3.2.

     SECTION 3.3 TERMINATION OR CESSATION OF EMPLOYMENT WITHOUT CAUSE. If the Executive's employment is terminated or ceased without cause, all compensation shall cease, but the Company shall be obligated to compensate the Executive with a lump sum severance payment equal to six months of the present value of his annual salary otherwise payable during the remaining Term of this Agreement .. To insure the severance pay, the Company, upon funding in the amount of Fifteen Million dollars or greater,  will escrow one hundred twenty five thousand dollars ($125,000.00) to be held in reserve, pursuant to an escrow agreement, to run with the term of this employment agreement. In the event the Executive's employment is terminated pursuant to this section 3.3, the Executive shall be entitled to participate in the bonus payable pursuant to SECTION 2.2, with respect to the year in which his employment is terminated, prorated for the year based on the number of full months employed during such year compared to 12 months. In addition, the non-competition covenant in SECTION 4.1(c) below shall be automatically terminated on the effective date of any termination of Executive's employment without cause ..  In the event Executive's employment is terminated, Executive shall be entitled to receive the shares in the  bonus plan in SECTION 2.3 proportioned for the full month in which the termination  occurs but any distribution of the remaining bonus shares shall cease and the Stock Bonus  Plan would be canceled.

     SECTION 3.4 TERMINATION UPON DEATH OF THE EXECUTIVE. In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive's death. In such event, all unpaid compensation, compensation for vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive's estate. In the event the Executive's employment is terminated pursuant to this Section 3.4, the Executive's estate also shall be entitled to a death benefit equal to six months' salary and to participate, in the bonus payable pursuant to SECTION 2.2 with respect to the year in which his employment is terminated, prorated for the year based on the number of full months worked during such year compared to 12 months.

The Company agrees to purchase a Term life insurance policy in the amount of Five Hundred Thousand Dollars ($500,000.00) to run concurrently with the term and any extended terms of this agreement.  The beneficiary or beneficiaries shall be at the sole discretion of the Executive.  Prior to any cancellation by the Company, for any reason, the Company shall give Executive a minimum of sixty (60) days written  notice whereupon, if he so chooses, the Executive may assume the premium liability.

     SECTION 3.5 TERMINATION UPON SALE.

(a) If during the Term, the Company:

               (i)   is merged into another company;

               (ii)  sells all or substantially all of its assets to another company or person;

               (iii) experiences a change in ownership of 50% or more of its common stock; or

               (iv)  issues shares in excess of 50% of its then outstanding stock to another company or person and the Executive is not offered, by the acquiring company or person, an employment position, or not offered an employment position satisfactory to him, he shall be deemed Terminated Without Cause and shall be entitled to a severance payment in an amount equal to one year's Base Salary, which shall be in addition to amounts payable to the Executive under Section 3.3 above. Additionally, the outstanding balance of the 5%  of the bonus shares, as provided under Section 2.3, would be considered as fully vested and payable to the Executive.

          (b) The foregoing subsection 3.5(a) shall not apply if the Executive is an equity participant in any of the transactions described in subsection 3.5(a)(i)-(iv) above.

ARTICLE IV

CONFIDENTIALITY AND COMPETITION

SECTION 4.1 FURTHER OBLIGATIONS OF THE EXECUTIVE DURING AND AFTER EMPLOYMENT.

          (a) The Executive agrees that during the term of his employment under this Agreement and for an additional period of one year, he will engage in no business activities which are or may be competitive with, or which might place him in a competing position to that of, the Company or any Affiliate except as authorized by the Company's Board of Directors.  The Executive further agrees that he shall not reveal any drawings, designs, patent filings prior to filing, or other information relating to any object, or project which The Company has not made available to the general public.

          (b) The Executive realizes that during the course of his employment, the Executive will have produced and/or have access to confidential plans, information, business opportunity records, notebooks, data, specifications, trade secrets, customer lists and account lists of the Company and its Affiliates ("Confidential Information"). Therefore, during and subsequent to his employment by the Company, or by an Affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such Confidential Information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company's business, or the business of an Affiliate, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of the Affiliate, and shall not be removed from the Company's or the Affiliate's premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its Affiliates.

          (c) Because of his employment by the Company, the Executive will have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographic areas and its methods of doing business. The Executive agrees that for the Term of this Agreement and an additional period of one year he will not take any actions which are calculated to persuade any employee, vendor or supplier of the Company to terminate or modify in any adverse manner his or its association with the Company.

          (d) In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, to the extent deemed necessary by the court to render the provision reasonable and enforceable. The Executive acknowledges and agrees that any breach of this Agreement by the Executive would cause immediate irreparable harm to the Company. The Executive agrees that should he violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek and obtain immediate injunctive relief and enjoin further and future violations of this Agreement.

(e)  In the event Executive knowingly and willingly violates either or all of SECTION 4.1 to the economic detriment of Company, Executive will hold harmless, defend and forthwith indemnify company of any and all loss sustained.

ARTICLE V

DISABILITY AND ILLNESS

SECTION 5.1 DISABILITY AND SALARY CONTINUATION.

          (a) Definition of Total Disability. For purposes of this Agreement, the terms "totally disabled" and "total disability" shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Executive. If no insurance policy is in effect, "total disability" shall mean a medically determinable physical or mental condition which, in the opinion of two physicians chosen by the mutual consent of the parties, renders the Executive unable to perform substantially all of the duties required pursuant to this Agreement. Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians. In the event that the two independent physicians are unable to agree as to the date of the disabling injury or onset of the disabling illness, such date shall be deemed to be the later of the two dates determined by the physicians chosen pursuant to this Section 5.1(a).

          (b) Salary Continuation. If the Executive becomes totally disabled during the term of this Agreement, his full salary shall be continued for 90 days from the date of the disabling injury or onset of the disabling illness as determined in accordance with the provisions of SECTION 5.1(a) above, and thereafter the Executive's employment may be terminated in accordance with the provisions of SECTION 3.3.

     SECTION 5.2 Illness. If the Executive is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to total disability, also as determined in this Article, the compensation otherwise payable to the Executive under this Agreement shall be continued for a period of 90 days and he shall be entitled to participate in the bonus payable in Section 2.2 with respect to the year in which the illness occurred, prorated for the year based on the number of months worked during such year compared to 12, after which the Executive's employment may be terminated and the Company shall have no further obligation to the Executive.

ARTICLE VI

GENERAL MATTERS

     SECTION 6.1 GOVERNING LAW. This Agreement shall be governed by the laws of the State of  Florida and shall be construed in accordance therewith.

     SECTION 6.2 NO WAIVER. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

     SECTION 6.3 AMENDMENT. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

     SECTION 6.4 BENEFIT. This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other party's written consent.

     SECTION 6.5 SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

     SECTION 6.6 EFFECTIVE DATE. The effective date of this Agreement shall be January 1, 2008

     SECTION 6.7 ARBITRATION. The Company and the Executive expressly agree that except for matters arising under Article IV of this Agreement, all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions. Either party must demand in writing such arbitration within ten days after the controversy arises by sending a notice to arbitrate to both the other party and to the American Arbitration Association (hereinafter referred to as "AAA"). The controversy shall then be arbitrated pursuant to the rules promulgated by the AAA at the AAA's offices located in Denver, Colorado. The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as "arbitrator") to hear and resolve the controversy. The arbitrator shall be governed by the express terms of this Agreement and the laws of the State of Florida. The arbitrator's decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal. Notwithstanding the preceding sentence, the arbitrator's judgment may be entered in any court of competent jurisdiction. These arbitration provisions shall survive the termination of this Agreement.

SECTION 6.8 NOTICES  All notices shall be given by the Executive to the Board of Directors shall be in writing and given to the Chairman of the board and if he is not available, to the Vice-Chairman.

All notices given to the Executive by the Board of Directors shall be given in writing by the Chairman of Vice-Chairman delivered to the Executive at his office.

SECTION 6.9  COUNTER PARTS  This agreement maybe executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

SECTION 6.10 ENTIRE AGREEMENT  This writing constitutes the entire agreement between the parties here to with respect to the subject matter contained herein and supersedes any and all prior negotiations, representations and understanding, whether oral or in writing, between the parties hereto.

Signed this the date above.

Clean Coal Technologies, Inc.

By:__________________________

            _________________________

Edward Jennings,

Chairman of the Board

_______________________________________

Doug Hague

ATTEST:

1